Shiloh Industries Reports First Quarter 2006 Results

VALLEY CITY, OH -- 02/24/2006 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported results for the first quarter ended January 31, 2006.

For the first quarter ended January 31, 2006, the Company reported sales of $145.7 million compared to sales of $151.5 million in the first quarter of fiscal 2005, a decrease of 3.8%. Net income for the first quarter of fiscal 2006 was $4.6 million, or $0.28 per share, diluted compared to $4.7 million, or $0.30 per share, diluted reported in the first quarter of fiscal 2005.

Sales in the first quarter of fiscal 2006 were consistent with our expectations and decreased from the prior year first quarter as a result of the lower vehicle production volumes by the major domestic automakers, as well as the continuing pricing pressures we experienced in this period and the decreased revenue from the sale of engineered scrap material due to the lower prevailing market prices for scrap in recent months.

Operating income of $8.8 million for the first quarter of fiscal 2006 was below operating income of $10.9 million for the first quarter of fiscal 2005. In the first quarter of fiscal 2006, the Company unexpectedly received and quickly launched several customer outsourced programs, and the start-up costs associated with these launches reduced operating income. The Company controlled operating expenses and maintained its momentum in quality and productivity improvements that partially offset the impact of the reduced revenue and increased launch costs experienced during the quarter. Interest expense declined by $1.8 million from the first quarter of fiscal 2005. A year ago, the Company amended and restated its credit agreement, and costs associated with the Company's former credit agreement were charged to earnings during the first quarter of fiscal 2005. Interest expense in fiscal 2006 also declined due to a lower level of borrowed funds. As a result of these factors, net income was $0.1 million less than the first quarter of fiscal 2005.

In commenting on the quarter, President and CEO of the Company, Theodore K. Zampetis said:

"In the first quarter of fiscal 2006, we met and exceeded all of the operating and financial targets we established in our 2006 business plan. By focusing on the factors that we can control, our operations have continued to deliver quality and productivity improvements and cost reductions that helped us to meet the challenges of the market place. We continue to stress working capital management and cash flow generation. During the first quarter, borrowings under the Company's credit agreement were reduced to $92.4 million and total debt was $95.9 million. The Company's debt level has not been this low since 1997."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,990.

A conference call to discuss fiscal 2006 first quarter results will be held on Friday, February 24, 2006 at 11:00 a.m. (ET). To listen to the conference call, dial (800) 370-0898 approximately 5 minutes prior to the start time and request the Shiloh Industries first quarter conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in Shiloh's public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

                     SHILOH INDUSTRIES, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (Amounts in thousands, except per share data)

                                                    (Unaudited)
                                                Three months ended
                                                    January 31,
                                                2006          2005
                                             ---------     ---------
Revenues                                     $ 145,745     $ 151,523
Cost of sales                                  129,311       132,267
                                             ---------     ---------
   Gross profit                                 16,434        19,256
Selling, general and administrative expenses     7,619         8,310
                                             ---------     ---------
   Operating income                              8,815        10,946
Interest expense                                 1,488         3,248
Interest income                                     10            35
Other income (expense), net                         42           (36)
                                             ---------     ---------
   Income before income taxes                    7,379         7,697
Provision for income taxes                       2,804         3,002
                                             ---------     ---------
Net income                                   $   4,575     $   4,695
                                             =========     =========

Income per share:
   Basic income per share                    $    0.29     $    0.31
                                             =========     =========
   Diluted income per share                  $    0.28     $    0.30
                                             =========     =========

Weighted average number of common shares:
   Basic                                        15,949        15,870
                                             =========     =========
   Diluted                                      16,422        16,396
                                             =========     =========

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600